UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2008

ORION MARINE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-145588	26-0097459
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12550 Fuqua St.
Houston, Texas  77034
(Address of principal executive offices)

(713) 852-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁯           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into Material Definitive Agreement

SIGNATURES
EXHIBIT INDEX

Item 1.01	Entry into Material Definitive Agreement

On November 24, 2008, the Company’s Board of Directors (“Board”) and its Nominating and Governance Committee approved a new form of indemnity agreement (attached as an exhibit to this filing) for the Directors and certain Officers of the Company. The Company has entered separate indemnity agreements, based upon such form, with each of the Directors and the Company’s Chief Executive Officer, Chief Financial Officer, and General Counsel, as of November 24, 2008 (collectively, “Indemnity Agreements”). With respect to the Directors, these new indemnity agreements are cast as amendments to and restatements of previous indemnity agreements for such Directors entered by the Company in May 2007, before the Company was a public reporting company. The Chief Financial Officer and the General Counsel previously did not have indemnity agreements with the Company.

The Indemnity Agreements provide for indemnification of the Company Directors and such Officers to the maximum extent permitted by applicable law, as does the Company’s Amended and Restated Certificate of Incorporation. Moreover, the Indemnity Agreements contain provisions providing for the advancement of expenses by the Company to indemnitees, the Company’s maintenance of Director and Officer liability insurance, continuation of contractual indemnity rights in connection with change of control transactions involving or affecting the Company, and contribution provisions allocating liabilities in the event that certain indemnification provisions are not available to a Director or any such Officer. The foregoing description of the terms and conditions of the Indemnity Agreements is only a summary, which is qualified in its entirety by reference to the form of indemnity agreement attached hereto as an exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 ORION MARINE GROUP, INC.

_/s/ J. Cabell Acree, III
 By:           J. Cabell Acree, III
 Title:        Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.                        Description
1.01	Form of Indemnity Agreement for Directors and Certain Officers
Filed herewith